Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Reports 2015 Third Quarter Financial Results

Aliso Viejo, CA, October 28, 2015 – Smith Micro Software, Inc. (NASDAQ:SMSI) today reported financial results for its third quarter ended September 30, 2015.

“As previously announced, revenues for the third quarter were $9.6 million versus $9.4 million in both the second quarter of 2015 and the third quarter of last year, and revenues for the first nine months of the year grew 11.6 percent versus the same period last year,” said William W. Smith Jr., President and CEO of Smith Micro Software.

“Despite the impact of market consolidation and restructuring on the timing of our deal flow, we continue to keep our expenses under control and cash increased by $1.1 million for the quarter, ending at $12.6 million. We have sales cycles in play with several large operators and cable providers and remain confident in our ability to close these deals, albeit later than expected,” Smith concluded.

Fiscal Third Quarter 2015 Financial Results:

Smith Micro Software reported revenues of $9.6 million for the third quarter ended September 30, 2015, compared to $9.4 million reported in the third quarter ended September 30, 2014.

Third quarter 2015 gross profit on both a GAAP and non-GAAP basis (which excludes stock-based compensation) was $7.6 million, compared to $7.2 million reported in the third quarter of 2014.

GAAP and non-GAAP gross profit as a percentage of revenues was 79.6 percent for the third quarter of 2015, compared to 76.7 percent for the third quarter of 2014.

GAAP net loss for the third quarter of 2015 was $0.8 million, or $0.02 loss per diluted share, compared to a GAAP net loss of $1.1 million, or $0.03 loss per diluted share, for the third quarter of 2014.

Smith Micro Software Third Quarter 2015 Financial Results	Page 2 of 7

Non-GAAP net loss (which excludes stock-based compensation and normalizes tax expense) for the third quarter of 2015 was $0.1 million, or $0.00 loss per diluted share, compared to a non-GAAP net loss of $0.4 million, or $0.01 loss per diluted share, for the third quarter of 2014.

Fiscal September Year-To-Date 2015 Financial Results:

For the nine months ended September 30, 2015, the Company reported revenues of $29.5 million, compared to $26.4 million for the nine months ended September 30, 2014, an increase of 11.6 percent.

GAAP and non-GAAP (which excludes stock-based compensation) gross profit was $23.4 million for the nine months ended September 30, 2015, compared to $19.4 million for the nine months ended September 30, 2014.

GAAP gross profit as a percentage of revenues was 79.2 percent for the nine months ended September 30, 2015, compared to 73.2 percent for the same period last year. Non-GAAP gross profit as a percentage of revenues was 79.2 percent for the nine months ended September 30, 2015, compared to 73.3 percent for same period last year.

GAAP net loss for the nine months ended September 30, 2015 was $2.0 million, or a loss of $0.04 per diluted share, compared to a GAAP net loss for the nine months ended September 30, 2014 of $12.0 million, or $0.31 loss per diluted share.

Non-GAAP net loss for the nine months ended September 30, 2015 was $0.2 million, or $0.00 per diluted share, compared to a non-GAAP net loss of $5.4 million, or $0.14 loss per diluted share, for the nine months ended September 30, 2014.

Total cash and cash equivalents and short-term investments at September 30, 2015 were $12.6 million.

Fully diluted weighted average common shares outstanding as of September 30, 2015 were 46.0 million, compared to 39.2 million fully diluted weighted average common shares outstanding as of September 30, 2014.

Smith Micro Software Third Quarter 2015 Financial Results	Page 3 of 7

Fiscal 2015 Guidance:

•	Revenues for fiscal 2015 are expected to be between $39 and $40 million, which would represent year-over-year growth in the range of 6 to 8 percent.

•	The Company should be close to breakeven on a non-GAAP basis for the fiscal year 2015.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation since stock-based compensation is excluded from the non-GAAP earnings calculation and adjustments are made for Proforma taxes. Since we are in a cumulative loss position, the non-GAAP income tax expense (benefit) for the period ended September 30, 2015 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s third quarter 2015 results at 4:30 p.m. ET, October 28, 2015. To access the call, dial (888) 481-2877 and when prompted provide the passcode “178490.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Smith Micro Software Third Quarter 2015 Financial Results	Page 4 of 7

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the company’s financial prospects and other projections of its performance, the existence of new sales opportunities and interest in the company’s products and solutions, the company’s ability to increase its revenue by capitalizing on new opportunities, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, and the risk of being delisted from NASDAQ if we fail to meet any of the listing requirements. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the company’s products from its customers and their end-users, new and changing technologies, customer acceptance and timing of deployment of those technologies, and the company’s ability to compete effectively with other software and technology companies. These and other factors discussed in the company’s filings with the Securities and Exchange Commission, including our filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Third Quarter 2015 Financial Results	Page 5 of 7

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 9/30/15:
Gross profit	$7,627	$3	$—	$7,630
Loss before provision for income taxes	($764)	$544	$—	($220)
Net loss	($770)	$544	$89	($137)
EPS-diluted	($0.02)	$0.02	$0.00	($0.00)

Three Months Ended 9/30/14:
Gross profit	$7,247	$2	$—	$7,249
Loss before provision for income taxes	($1,147)	$560	$—	($587)
Net loss	($1,142)	$560	$218	($364)
EPS-diluted	($0.03)	$0.01	$0.01	($0.01)

Nine Months Ended 9/30/15:
Gross profit	$23,353	$9	$—	$23,362
Loss before provision for income taxes	($1,988)	$1,697	$—	($291)
Net loss	($2,011)	$1,697	$133	($181)
EPS-diluted	($0.04)	$0.04	$0.00	($0.00)

Nine Months Ended 9/30/14:
Gross profit	$19,353	$10	$—	$19,363
Loss before provision for income taxes	($11,964)	$3,241	$—	($8,723)
Net loss	($12,004)	$3,241	$3,355	($5,408)
EPS-diluted	($0.31)	$0.08	$0.09	($0.14)

Smith Micro Software Third Quarter 2015 Financial Results	Page 6 of 7

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Nine Months Ended September 30, 2015 and 2014

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues	$9,586	$9,448	$29,501	$26,425
Cost of revenues	1,959	2,201	6,148	7,072

Gross profit	7,627	7,247	23,353	19,353

Operating expenses:
Selling and marketing	2,220	2,139	6,639	7,471
Research and development	3,480	3,188	10,268	11,046
General and administrative	2,695	3,064	8,437	10,360
Restructuring expense	—	—	—	2,435

Total operating expenses	8,395	8,391	25,344	31,312

Operating loss	(768)	(1,144)	(1,991)	(11,959)
Interest and other income (expense), net	4	(3)	3	(5)

Loss before provision for income taxes	(764)	(1,147)	(1,988)	(11,964)

Provision for income tax expense (benefit)	6	(5)	23	40

Net loss	$(770)	$(1,142)	$(2,011)	$(12,004)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	—	(1)	1	—
Income tax expense related to items of other comprehensive income	—	—	—	—

Other comprehensive income (loss), net of tax	—	(1)	1	—

Comprehensive loss	$(770)	$(1,143)	$(2,010)	$(12,004)

Loss per share:
Basic and diluted	$(0.02)	$(0.03)	$(0.04)	$(0.31)

Weighted average shares outstanding:
Basic and diluted	46,160	41,225	45,975	39,165

Smith Micro Software Third Quarter 2015 Financial Results	Page 7 of 7

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$8,531	$10,165
Short term investments	4,080	2,880
Accounts receivable, net	8,005	8,216
Income tax receivable	9	706
Inventory, net	64	97
Prepaid and other assets	934	765

Total current assets	21,623	22,829
Equipment & improvements, net	2,956	4,273
Other assets	196	214
Deferred tax asset	74	74

TOTAL ASSETS	$24,849	$27,390

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,470	$1,521
Accrued liabilities	5,030	5,752
Deferred revenue	650	1,498
Deferred tax liability	74	74

Total current liabilities	7,224	8,845

Long-term liabilities	3,476	3,643

Total non-current liabilities	3,476	3,643

Stockholders’ Equity:
Common stock	46	45
Additional paid in capital	224,397	223,141
Accumulated comprehensive deficit	(210,294)	(208,284)

Total stockholders’ equity	14,149	14,902

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$24,849	$27,390